Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
GOODRICH PETROLEUM CORPORATION
at
$23.00 per Share by
PALOMA VI MERGER SUB, INC.,
a wholly owned subsidiary of

PALOMA PARTNERS VI HOLDINGS, LLC

Paloma VI Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“Paloma”), is offering to purchase all of the shares of common stock, par value $0.01 per share (the “Shares”), of Goodrich Petroleum Corporation, a Delaware corporation (“Goodrich”), that are issued and outstanding at a price of $23.00 per Share, in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated November 24, 2021 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 23, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 22, 2021), UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 21, 2021, by and among Paloma, Purchaser and Goodrich (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Goodrich will be merged with and into Purchaser (the “Merger”), with Purchaser continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Paloma. Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in the Offer to Purchase) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Paloma, Purchaser or certain of their affiliates and Shares held in treasury by Goodrich or by any of its wholly owned subsidiaries (in each case, other than any such Shares held in a fiduciary capacity or otherwise on behalf of third parties), which Shares (including Shares accepted for purchase by the Purchaser pursuant to the Offer) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Contemporaneously with the execution and delivery of the Merger Agreement, certain stockholders of Goodrich (the “Supporting Stockholders”) entered into tender and support agreements with Paloma and Purchaser pursuant to which each such person agreed, among other things, to tender all of the Shares beneficially owned by such person in the Offer. The Supporting Stockholders and Paloma collectively own, after giving effect to conversion of certain convertible notes, a majority of the outstanding shares of Shares. As a result of the Merger, Purchaser, as the surviving corporation, will remain a wholly owned subsidiary of Paloma. Following the consummation of the Merger, Purchaser intends to cause the Shares to be delisted from the NYSE American LLC (“NYSE American”) and deregistered under the Securities Exchange Act of 1934, as amended, and the Shares will no longer be publicly traded. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Time) and not validly withdrawn prior to the Expiration Time that number of Shares that, together with any Shares owned by Paloma would represent more than one-half (1⁄2) of all Shares then outstanding (the “Minimum Condition”) and (ii) other customary conditions as described in Section 15 of the Offer to Purchase.

On November 21, 2021, the board of directors of Goodrich unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (collectively, the “Transactions”), are in the best interests of, and advisable to, Goodrich and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that Goodrich’s stockholders tender their Shares into the Offer.

The Offer to Purchase and the Letter of Transmittal contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Subject to certain exceptions, Purchaser and Paloma may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Goodrich’s consent. Pursuant to the Merger Agreement, Purchaser is required to extend the Offer (i) for periods of not more than 10 business days each (the length of each such period to be determined by Purchaser) or such other number of business days as Purchaser may determine, but not beyond the End Date (as defined below) in order to permit the satisfaction of all remaining conditions (subject to the right of Purchaser and Paloma to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement, subject to certain exceptions), if at any scheduled Expiration Time any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which may not be waived by Purchaser and Paloma without Goodrich’s consent), and (ii) for any period or periods required by applicable law or any interpretation or position of the Securities and Exchange Commission or its staff or the NYSE American or its staff, provided that Purchaser is not obligated to extend the Offer beyond the End Date. Pursuant to its terms, the Merger Agreement may be terminated by, among other things, (a) the mutual written agreement of each of Goodrich and Paloma or (b) by either Goodrich or Paloma if the Acceptance Time has not occurred on or before the End Date. The “End Date” means May 21, 2022.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser, Paloma and Goodrich will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within two (2) business days after Purchaser’s acceptance for payment of the Shares pursuant to the Offer).

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will promptly accept for payment and promptly (and in any event within three (3) business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time pursuant to the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders of record for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) for Shares held as physical certificates, the certificates evidencing such Shares (the “Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 23, 2022, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, Paloma, the Depositary, the Information Agent (as defined below), or any other person will be under any duty to give notification of any defects or irregularities in any tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

Goodrich has provided Purchaser with Goodrich’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Goodrich’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in the Offer to Purchase) of Shares will recognize gain or loss in an amount equal to the difference between such U.S. Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering Shares pursuant to the Offer, exchanging Shares in the Merger or exercising appraisal rights.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at the address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may also be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor Paloma will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers May Call: (212) 269-5550

All Others Call Toll-Free: (866) 207-2356

E-mail: GDP@dfking.com

November 24, 2021

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